COASTAL PETE PERMIT
                                HEARING CONCLUDED


         APALACHICOLA, FL, November 12, 1997 -- Coastal Petroleum Company said a public hearing on its offshore drilling permit application was concluded on November 6, with a ruling expected in mid-February.

         The hearing -- which incorporated Coastal's appeal of Florida's newly enacted $4.25 billion surety requirement -- featured three weeks of testimony by the Company and the state's Department of Environmental Protection as well as witnesses for the Sierra Club, the Audubon Society, and the Florida Wildlife Federation.

         A Coastal spokesman said the parties were directed to file their exhibits by November 13; that the transcript will be completed by December; and that each party then has 30 days to file its brief and recommendations. The Court is expected to rule within 30 days thereafter, he said.

         The spokesman also noted that Florida's First District Court of Appeal has again ruled against Coastal on its inverse condemnation claim against the State which seeks compensation for the Company's royalty interest acreage. The Company's attorneys are preparing for an appeal to the Florida Supreme Court.

         Coastal is a majority-held subsidiary of Coastal Caribbean Oils & Minerals, Ltd. (Boston: CCO-B; CCO-BN).


                   Contact: Phillip W. Ware, at (904) 653-2732